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                                                                   EXHIBIT 10.22


                                                                 DRAFT 4/26/99


                   THE GOLDMAN SACHS 1999 STOCK INCENTIVE PLAN
                             1999 FORMULA RSU AWARD


            This Award Agreement sets forth the terms and conditions of an Award of restricted stock units ("RSUs") granted to you under The Goldman Sachs 1999 Stock Incentive Plan (the "Plan").

            1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement which are not defined in this Award Agreement, or in the attached Glossary of Terms, have the meanings as used or defined in the Plan.

            2. Award. The number of RSUs subject to this Award is set forth in a statement separately delivered to you. An RSU constitutes an unfunded and unsecured promise of GS Inc. to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, a share of Common Stock (the "Share") (or cash equal to the Fair Market Value thereof) on a Delivery Date as provided herein. Until such delivery, you have only the rights of a general unsecured creditor and no rights as a shareholder of GS Inc. THIS AWARD IS SUBJECT TO ALL TERMS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 15. BY OPENING THE CUSTODY ACCOUNT REFERRED TO IN PARAGRAPH 3(a), YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

            3. Delivery.

            (a) In General. Except as provided below in this Paragraph 3 and in Paragraphs 4, 6, 9 and 10, Shares shall be delivered in equal installments (subject to rounding in the discretion of the Committee to avoid the delivery of fractional Shares) on each Delivery Date. The Firm may deliver cash in lieu of all or any portion of the Shares otherwise deliverable on each such Delivery Date. Unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, delivery of Shares shall be effected by book-entry credit to a custody account (the "Custody Account") maintained by you with The Chase Manhattan Bank or such successor custodian as may be designated by GS Inc. No delivery of Shares shall be made unless you have timely established the Custody Account. You shall be the beneficial owner of any Shares properly credited to the Custody Account. You shall have no right to any dividend or distribution with respect to such Shares if the record date for such dividend or distribution is prior to the date the Custody Account is properly credited with such Shares.

            (b) Death. Notwithstanding any other provision of this Award Agreement, if you die prior to the last Delivery Date, and provided your rights in respect of any outstanding RSUs have not previously terminated, the Shares (or cash in lieu of all or any portion thereof) corresponding to your outstanding RSUs shall be delivered as soon as practicable thereafter to your designated beneficiary (or, if none, your estate).


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            4. Termination of RSUs and Non-Delivery Upon Certain Other Events.

            (a) Unless the Committee determines otherwise, and except as provided in Paragraph 6, your rights in respect of any outstanding RSUs shall immediately terminate and no Shares (or cash) shall be delivered in respect of such RSUs (i) if (A) prior to the relevant Delivery Date, your Employment with the Firm is terminated for Cause, (B) you engage in conduct specified in Paragraph 4(b), or (C) you fail to provide the representations and certifications required under Paragraph 4(c) or (ii) at the time specified in Paragraph 4(d).

            (b) You will have engaged in conduct specified in this Paragraph 4(b) if, as determined by the Committee, at any time prior to the relevant Delivery Date:

            (i) any of the events that constitute Cause has occurred; or


            (ii) in the event you are categorized by the Firm as an exempt employee (or the equivalent outside the United States) on the relevant Delivery Date or were so characterized on the date of termination of your Employment, you (A) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or
      (B) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (1) which is similar or substantially related to any activity in which you were engaged, in whole or in part, at the Firm, (2) for which you had direct or indirect managerial or supervisory responsibility at the Firm or (3) which calls for the application of the same or similar specialized knowledge or skills as those utilized by you in your activities with the Firm, at any time during the one-year period immediately prior to termination of your Employment (or, in the case of an action taken prior to termination of your Employment, during the one-year period immediately prior to such action), and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or the Competitive Enterprise. (By way of example only, this provision would preclude an "advisory" investment banker from joining a leveraged-buyout firm, a research analyst from becoming a proprietary trader or joining a hedge fund, or an information systems professional from joining a management or other consulting firm and providing information technology consulting services or advice to any Competitive Enterprise.); or

            (iii) in the event you are categorized by the Firm as an exempt employee (or the equivalent outside the United States) on the relevant Delivery Date or were so characterized on the date of termination of your Employment, you in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm or (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any such Client or (C) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise; or

            (iv) you attempt to have any dispute under this Award Agreement resolved in any manner that is not provided for by Paragraph 15.


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            (c) You must certify to GS Inc., in accordance with procedures established by the Committee, with respect to each relevant Delivery Date that you have complied, and as of the relevant Delivery Date will have complied, with all the terms and conditions of this Award Agreement. By accepting the delivery of Shares (or cash) under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of this Award Agreement.

            (d) Unless the Committee determines otherwise, if the Delivery Date in respect of any outstanding RSUs occurs, and Shares (or cash) with respect to such RSUs would be deliverable under the terms and conditions of this Award Agreement, except that you have not complied with the conditions or your obligations under Paragraphs 3(a) and 4(c), all of your rights with respect to such RSUs shall terminate, and no Shares (or cash) shall be delivered, upon the expiration of the fiscal year of GS Inc. in which such Delivery Date occurs.

            5. Repayment. If, following the delivery of Shares (or cash) with respect to any Delivery Date, the Committee determines that all terms and conditions of this Award Agreement in respect of such delivery were not satisfied, the Firm shall be entitled to receive, and you shall be obligated to pay the Firm immediately upon demand therefor, the Fair Market Value of the Shares (determined as of the relevant Delivery Date) and the amount of cash (to the extent that cash was delivered in lieu of Shares) that were delivered with respect to such Delivery Date and without reduction for any Shares (or cash delivered in lieu of all or any portion thereof) applied to satisfy withholding tax or other obligations in respect of such Shares (or cash).

            6. Change in Control. Notwithstanding anything to the contrary in this Award Agreement, in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate Employment with the Firm for Good Reason, all Shares underlying outstanding RSUs with respect to which your rights have not terminated (or the Fair Market Value of such Shares in cash) shall be delivered.

            7. Dividend Equivalents. Prior to the delivery of Shares (or cash in lieu thereof) pursuant to this Award Agreement, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of the Common Stock, you shall be entitled to receive an amount in cash (less applicable withholding) equal to such regular dividend payment that would have been made in respect of the Shares not yet delivered, as if the Shares had been actually delivered; provided, that no payment in respect of RSUs shall be made if, prior to the time such payment is due, your rights with respect to such RSUs have previously terminated under this Agreement.


            8. Non-transferability; Beneficiary Designation. Except as may otherwise be provided by the Committee, the limitations set forth in Section 3.4 of the Plan shall apply. Any assignment (as defined in Section 3.4 of the Plan) in violation of the provisions of this Paragraph 8 shall be void. You may designate, in accordance with procedures established by the Committee, a beneficiary or beneficiaries to receive all or part of the amounts to be paid under this Award Agreement in the event of your death. A designation of a beneficiary may be replaced by a new designation or may be revoked by you at any time in accordance with procedures established by the Committee. If you die without having properly designated a



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beneficiary, any amounts payable upon your death shall be distributed to your estate. If there is any question as to the legal right of any beneficiary to receive payment of amounts under this Award Agreement, the amounts in question may be paid to your estate, in which event the Firm shall have no further liability to anyone with respect to such amounts. A beneficiary or estate shall have no rights under this Award Agreement other than the right, subject to the immediately preceding sentence, to receive such amounts, if any, as may be payable under this Paragraph 8.

            9. Withholding, Consents and Legends.

            (a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes (in accordance with Section 3.2 of the Plan, provided that the Committee may determine not to apply the minimum withholding rate specified in Section 3.2.2 of the Plan).

            (b) Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as defined in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable (including, without limitation, your consenting (i) to the Firm's supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan and (ii) to deductions from your wages, or other arrangement satisfactory to the Committee, to reimburse the Firm for advances made on your behalf to satisfy certain withholding and other tax obligations in connection with this Award).

            (c) If you are or become a Managing Director, your rights in respect of the RSUs are conditioned on your becoming a party to any shareholders' agreement to which other similarly situated employees of the Firm are a party.

            (d) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.


            10. Right of Offset. GS Inc. (and any of its affiliates and subsidiaries) shall have the right to offset against the obligation to deliver Shares (or cash) under this Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) you then owe to the Firm and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.


            11. No Rights to Continued Employment. Nothing in this Award Agreement or the Plan shall be construed as giving you any right to continued Employment by the Firm or affect any right which the Firm may have to terminate or alter the terms and conditions of your Employment.

            12. Successors and Assigns of GS Inc. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of GS Inc. and its successors and assigns.


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            13. Committee Discretion. The Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.


            14. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent (or the consent of your beneficiary or estate, if such consent is obtained after your death), except that the Committee reserves the right to accelerate the delivery of the Shares and in its discretion provide that such Shares may not be transferable until the relevant Delivery Dates (and that in respect of such Shares you may remain subject to the repayment obligations of Paragraph 5 in the circumstances under which the Shares would not have been delivered pursuant to Section 4). Any amendment of this Award Agreement shall be in writing signed by the Chief Executive Officer of GS Inc. or his or her designee.


            15. Arbitration; Choice of Forum. (a) Any dispute, controversy or claim between the Firm and you, arising out of or relating to or concerning the Plan or this Award Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the "NYSE") or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the "AAA") in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by you must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This paragraph is subject to the provisions of clauses (b) and (c) below.

            (b) THE FIRM AND YOU HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO PARAGRAPH 15(a) OF THIS AWARD AGREEMENT. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Firm and you acknowledge that the forum designated by this Paragraph 15(b) has a reasonable relation to the Plan, this Award Agreement, and to your relationship with the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Paragraph 15.

            (c) The agreement by you and the Firm as to forum is independent of the law that may be applied in the action, and you and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. You and the Firm hereby waive, to the fullest extent permitted by applicable law, any objection which you or the Firm now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Paragraph 15(b). You and the Firm undertake not to commence any action arising out of or relating to or concerning this Award Agreement in any forum other than a forum described in this Paragraph 15. You and the Firm agree that, to the fullest extent permitted by applicable law, a final and non-appealable


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judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon you and the Firm.

            (d) You irrevocably appoint the General Counsel of GS Inc. as your agent for service of process in connection with any action or proceeding arising out of or relating to or concerning this Award Agreement which is not arbitrated pursuant to the provisions of Paragraph 15(a), who shall promptly advise you of any such service of process.

            (e) You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Paragraph 15, except that you may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

            (f) You recognize and agree that prior to the grant of this Award you have no right to any benefits hereunder. Accordingly, in consideration of the receipt of this Award, you expressly waive any right to contest the amount of this Award, terms of this Award Agreement, any determination, action or omission hereunder or under the Plan by the Committee, GS Inc. or the Board, or any amendment to the Plan or this Award Agreement (other than an amendment to which your consent is expressly required by Paragraph 14).

            16. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

            17. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.



            IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of __________, 1999.



                                    THE GOLDMAN SACHS GROUP, INC.

                                    By: ____________________________


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                                GLOSSARY OF TERMS

      Solely for purposes of the 1999 Formula RSU Award Agreement granted under the Goldman Sachs 1999 Stock Incentive Plan (the "Plan"), the following terms shall have the meanings set forth below. Capitalized terms not defined in this Glossary of Terms shall have the meanings as used or defined in the applicable Award Agreement or the Plan.


            "CAUSE" means (i) your conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) your engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) your willful failure to perform your duties to the Firm; (iv) your violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which GS Inc. or any of its subsidiaries or affiliates is a member; (v) your violation of any Firm policy concerning hedging or confidential or proprietary information, or your material violation of any other Firm policy as in effect from time to time; (vi) your engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm; or (vii) your engaging in any conduct detrimental to the Firm. The determination as to whether "Cause" has occurred shall be made by the Committee in its sole discretion. The Committee shall also have the authority in its sole discretion to waive the consequences under the Plan or any Award Agreement of the existence or occurrence of any of the events, acts or omissions constituting "Cause".

            "CHANGE IN CONTROL" means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a "Reorganization") or sale or other disposition of all or substantially all of GS Inc.'s assets to an entity that is not an affiliate of GS Inc. (a "Sale"), that in each case requires the approval of GS Inc.'s stockholders under the law of GS Inc.'s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the "Surviving Entity"), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of adoption of the Plan) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the "Parent Entity"), is represented by GS Inc.'s securities (the "GS Inc.
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      Securities") that were outstanding immediately prior to such
      Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board's approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the "Incumbent Directors") who either (1) were members of the Board on the date of the Award or (2) became directors subsequent to the date of the Award and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.'s proxy statement in which such persons are named as a nominee for director).

            "CLIENT" means any client or prospective client of the Firm to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Firm.

            "COMPETITIVE ENTERPRISE" means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity, that, in either case, competes anywhere with any activity in which the Firm is engaged. The activities covered by the previous sentence include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than you and members of your family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

            "DELIVERY DATE" means the first day of each Window Period that begins on or immediately follows each of the first, second and third anniversaries of the consummation of the initial public offering of Shares.

            "GOOD REASON" means (i) as determined by the Committee, a materially adverse alteration in the your position or in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control, or (ii) the Firm's requiring your principal place of Employment to be located more than seventy-five (75) miles from the location where you are principally Employed at the time of the Change in Control (except for required travel on the Firm's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control).

            "SOLICIT" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

            "WINDOW PERIOD" means a period designated by the Committee during which employees of the Firm generally are permitted to purchase or sell Shares.


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